UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2011

Fortune Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9067	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of principal executive offices)

(Zip Code)

(847) 484-4400

Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the anticipated distribution (the “Distribution”) by Fortune Brands, Inc. (the “Company”) of all of the outstanding shares of common stock of Fortune Brands Home & Security, Inc., a wholly-owned subsidiary of the Company (“Home & Security”), on September 14, 2011, the Company entered into an Indemnification Agreement with Home & Security (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agreed to indemnify Home & Security, its affiliates and each of their respective officers, directors, employees and representatives for losses arising from claims arising from smoking and health or fire-safe cigarette matters relating to the tobacco business of any of the Company’s predecessors or former subsidiaries, subject to the Distribution becoming effective. In addition, the Company agreed that it will not (i) consolidate with or merge into any other person unless the person formed by such consolidation or into which the Company is merged expressly assumes the obligations of the Company under the Indemnification Agreement or (ii) convey or transfer, in one or a series of transactions in any ten-year period, an aggregate of more than 25% in market value of its business or assets to any other person unless the person acquiring the assets expressly assumes the obligations of the Company under the Indemnification Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Indemnification Agreement, dated as of September 14, 2011, by and between Fortune Brands, Inc. and Fortune Brands Home & Security, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE BRANDS, INC.

Date: September 15, 2011	By:	/s/ Mark A. Roche
Name: Mark A. Roche
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Indemnification Agreement, dated as of September 14, 2011, by and between Fortune Brands, Inc. and Fortune Brands Home & Security, Inc.